EXHIBIT 23


                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Brinker International, Inc.:


We consent to incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, 333-02201, 333-93755, and
333-42224  on  Form S-8 and Nos. 333-00169 and 333-07481  on
Form S-3, of Brinker International, Inc. of our report dated July 28, 2000, relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 28, 2000 and June 30, 1999 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 28, 2000, which report is incorporated by reference in the June 28, 2000 annual report on Form 10-K of Brinker International, Inc.



                                   /KPMG LLP




Dallas, Texas
September 22, 2000